UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2013

TIM HORTONS INC.
(Exact name of registrant as specified in its charter)

Canada	001-32843	98-0641955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

874 Sinclair Road, Oakville, ON, Canada	L6K 2Y1
(Address of principal executive offices)	(Zip Code)

(905) 845-6511
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

The information provided in Item 2.03 of this Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 29, 2013, Tim Hortons Inc. (the “Corporation”) completed its Canadian private placement transaction of $450 million of senior unsecured 10-year notes, for net proceeds of approximately $448 million (net of agent commissions), which was priced at $999.76 per $1,000 principal amount of notes, to yield 4.523%. RBC Dominion Securities Inc., TD Securities Inc., Scotia Capital Inc. and Citigroup Global Markets Canada Inc. acted as agents in the sale of the 4.52% Senior Unsecured Notes, Series 2, due December 1, 2023 (the “Notes”), in reliance upon exemptions from the prospectus requirements under applicable Canadian securities legislation. The Notes were issued pursuant to a Trust Indenture dated June 1, 2010 (the “Master Indenture”) between the Corporation and BNY Trust Company of Canada, as trustee (the “Trustee”), as supplemented by a Second Supplemental Trust Indenture dated November 29, 2013 (the “Second Supplemental Trust Indenture” and, together with the Master Indenture, the “Indenture”). The net proceeds will be used to repay the amount of revolving indebtedness outstanding under the senior revolving facility credit agreement dated as of October 4, 2013, among certain parties, including the Corporation, as borrower, and the “Lenders” from time to time that are parties thereto (the “2013 Senior Bank Facility”), and for general corporate purposes. The proceeds of the 2013 Senior Bank Facility are available for general corporate purposes, including the purchase by the Corporation of its common shares under any substantial or normal course issuer bid, by private agreement, or otherwise, or a cash distribution to shareholders of the Corporation.

The Notes will be senior unsecured obligations of the Corporation and are initially guaranteed by the Corporation’s wholly-owned subsidiary, The TDL Group Corp. (“TDL”), subject to subsequent release and/or replacement under the terms of the Indenture. TDL executed a Supplement to Guarantee dated November 29, 2013, confirming that the Notes are subject to the guarantee from TDL in favor of the Trustee made on June 1, 2010.

The Corporation may, at its option, redeem the Notes, in whole or in part, at any time, upon not less than 30 days’ and not more than 60 days’ notice, at a redemption price provided for in the Indenture, together with accrued and unpaid interest, if any, to the date fixed for redemption. Notwithstanding the foregoing, on or after September 1, 2023, the Corporation may, at its option, redeem the Notes in whole but not in part, upon not less than 30 days’ and not more than 60 days’ notice, at par, together with accrued and unpaid interest, if any, to the date fixed for redemption.

For certain change of control transactions, the Corporation (or identified third party) must offer to repurchase the Notes at a purchase price payable in cash equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

The Notes provide for interest to be paid at 4.52% per annum, payable in cash in semi-annual installments, in arrears, on June 1 and December 1 in each year until maturity. The first interest payment is due June 1, 2014 and will be in the amount of $22.84767123 per $1,000 principal amount (long first coupon).

The Indenture provides for customary events of default. If an event of default under the Indenture occurs and is continuing, the Trustee, or holders of at least 51% of the aggregate principal amount of the outstanding notes issued under the Indenture (or, if applicable, notes issued under the Indenture of a particular series) may declare the principal amount of all such notes and interest accrued thereon to be due and payable immediately.

The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any other state securities laws and were not and may not hereafter be offered, sold or delivered within the United States of America or its territories or possessions or to U.S. persons absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities law.

A copy of the Second Supplemental Indenture (including the form of Note) is attached hereto as Exhibit 4.1, and is incorporated by reference to this Item 2.03. The information provided in this Item 2.03 is qualified in its entirety by reference to the full text of the Second Supplemental Indenture contained in Exhibit 4.1, and by Item 2.03 of the Corporation’s Form 8-K filed June 1, 2010, which is incorporated by reference into this Item 2.03.

Item 8.01    Other Events

On November 27, 2013, the Corporation issued a press release announcing the pricing of the 4.52% Senior Unsecured Notes, Series 2, due December 1, 2023, for offer, sale and distribution exclusively in Canada. The full text of the Corporation’s press release is attached hereto as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 4.1	Second Supplemental Trust Indenture, dated November 29, 2013, by and between the Corporation and BNY Trust Company of Canada, as trustee

Exhibit 4.2	Supplement to Guarantee, dated November 29, 2013, from The TDL Group Corp. in favor of BNY Trust Company of Canada, as trustee

Exhibit 99.1	Press release issued by the Corporation dated November 27, 2013

Exhibit 99.2	Safe Harbor Statement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIM HORTONS INC.
Date: December 5, 2013	By:	/s/ CYNTHIA J. DEVINE
Cynthia J. Devine Chief Financial Officer